UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2020

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	32-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 250

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On August 17, 2020, a wholly owned subsidiary of Arcturus Therapeutics Holdings Inc. (the “Company”) entered into a definitive Supply Agreement (the “Supply Agreement”) with the Israeli Ministry of Health (“MOH”) which provides for the supply of the Company’s COVID-19 vaccine candidate (LUNAR-COV19) to the MOH.

Subject to its terms and conditions, the Supply Agreement provides for delivery by the Company of an initial one million doses of LUNAR-COV19 to the MOH, subject to a 50% reduction by the MOH prior to December 1, 2020 (the “Initial Reserve Doses”). The Initial Reserve Doses will be increased by a specified number if the ultimate approved dosage is below an identified microgram size per dose. The Supply Agreement also provides the MOH with the right to elect, in its discretion, to purchase additional doses of LUNAR-COV19 upon notice to the Company prior to a specified date for a specified purchase price (the “Additional Reserve Doses”) and additional doses upon notice to the Company prior to a specified date for a specified purchase price (the “Stockpiling Doses”, and together with the Initial Reserve Doses and the Additional Reserve Doses, the “Total Doses”). Each purchased dose will consist of one ready filled dose if regulatory approval is obtained for a single dose and two ready filled doses if regulatory approval is obtained for two doses within a thirty day period.

Pursuant to the terms of the Supply Agreement, the MOH has a limited right to terminate the Supply Agreement, in its discretion, without any further obligation to the Company during a ten day period that will commence after the Company commences dosing in the first expansion cohort of its existing Phase 1/2 clinical trial of LUNAR-COV19, which is currently being conducted in Singapore. An initial deposit of 12.5% of the purchase price for the Initial Reserve Doses will be due and payable after the expiration of this one-time termination right. The Supply Agreement also provides that the Company is obligated to use commercially reasonable efforts to obtain certain specified regulatory approvals which are necessary for the sale and supply of LUNAR-COV19 in the State of Israel and provides the MOH with the right to terminate the Supply Agreement if such approvals are not obtained prior to December 31, 2021.

The Supply Agreement provides that the total purchase price to be paid by the MOH, if the MOH elects to purchase the maximum number of Total Doses currently specified in the Supply Agreement, will range between $250 million and $275 million, with the exact price tied to when the Company obtains the required regulatory approvals. The Supply Agreement provides for a down payment to be paid by the MOH, which ranges between 12.5% and 20% of the purchase price, for each of the Total Doses that it purchases and for the release of final payment from an escrow account upon completion of the delivery of the applicable doses after the Company obtains the required regulatory approvals.

As a result of the entry into the Supply Agreement, the MOH has secured the right to receive the maximum number of Total Doses currently specified in the Supply Agreement before any third party other than Singapore, subject to certain terms and conditions.

The foregoing description of the material terms of the Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the Supply Agreement, which will be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Item 7.01.	Regulation FD Disclosure.

On August 18, 2020, the Company issued a press release announcing its entry into the Supply Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 to this Current Report on Form 8-K, and in Exhibit 99.1 furnished herewith, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated August 18. 2020.
104	Cover Page to this Current Report on Form 8-K in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcturus Therapeutics Holdings Inc.
Date: August 18, 2020

	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer